UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2008

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 14, 2008, AeroGrow International, Inc. ("AeroGrow," or the "Company") announced the appointment of Jervis B. Perkins as its Chief Exexutive Officer ("CEO") and member of its Board of Directors.  Mr. Perkins will be replacing Michael Bissonnette, the Company’s current CEO, effective March 1, 2008.  Mr. Perkins will assume his position on the Company’s Board of Directors on March 1, 2008, and serve until the Company’s next annual meeting of shareholders.

Mr. Perkins, age 53, has been acting as the Company’s President and Chief Operating Officer since November of 2007.  From January 2003 to May 2006, Mr. Perkins served as President and Chief Operating Officer of Johnson Outdoors, Inc., a publicly-traded global manufacturer of outdoor recreation products with revenue of approximately $400 million per year.  At Johnson Outdoors, Mr. Perkins was directly responsible for all aspects of sales, marketing, product development, manufacturing, and distribution.  From 1995 to 2003, Mr. Perkins served as Executive Vice President and General Manager at Brunswick Corporation, a leading consumer brands company. Prior to Brunswick, Mr. Perkins worked at Quaker Oats for 17 years, serving in a variety of general management and senior marketing roles.

Pursuant to an employment agreement between the Company and Mr. Perkins, effective March 1, 2008 (the “Agreement”), Mr. Perkins’s employment with the Company as its CEO is on an at-will basis and will commence on March 1, 2008.  The initial term of the Agreement will expire on March 1, 2009, but the Agreement will automatically extend for one-year consecutive terms unless either the Company or Mr. Perkins gives notice of termination at least 30 days prior to the end of the then current term.  Mr. Perkins’s initial base salary is $300,000 per year.  Mr. Perkins shall receive an annual cash bonus in an amount not less than 2.0% of the EBITDA of the Company.  Mr. Perkins may be eligible to receive an additional annual cash bonus based upon an increase in the stock price of the Company over the previous year (as calculated under the Agreement).  Under this provision, an increase of less than 33% will yield no bonus, an increase of 33% to 49% will yield a bonus of $50,000, an increase of 50% to 99% will yield a bonus of $100,000, and an increase of 100% or greater will yield a bonus of $200,000.  Mr. Perkins will be entitled to participate in and receive benefits under any and all of the Company's employee benefit plans and programs that are from time to time generally made available to the Company's employees.  If the Company terminates the employment of Mr. Perkins without cause (as determined under the Agreement), then Mr. Perkins will be entitled to receive his base salary for 12 months following the date of termination, and a pro rated portion of his annual cash bonus.  During the first three months of the Agreement, the Company will pay Mr. Perkins’s reasonably incurred commuting expenses from Chicago, Illinois to Boulder, Colorado, including airline travel, rental housing or hotel charges, and rental cars or car service.

Mr. Perkins will be granted options to purchase 216,666 shares of the Company’s common stock on March 1, 2008, under the Company’s 2005 Equity Compensation Plan.  The exercise price of the options will be the price of the Company’s common stock at market close on the day of the grant.  On March 1, 2008, 43,334 of the options will vest.  One quarter of the remaining options will vest every six months thereafter, starting on September 1, 2008, and ending on March 1, 2010.

We have agreed that, during the term of the Agreement and while Mr. Perkins is employed by us, we will use our best efforts to cause him to be appointed as one of our directors and to include him in the Board’s slate of nominees for election as a director at annual meetings of our shareholders and will recommend to our shareholders that he be elected as a director.

Other than his compensation arrangements relative to his employment, the Company is not aware of any transactions or any proposed transactions in which the Company or any of its subsidiaries was or is to be a participant, and in which Mr. Perkins or any member of his immediate family had, or will have, a direct or indirect material interest. Mr. Perkins has no family relationships with any director or executive officer of the Company.

Item 7.01    Regulation FD Disclosure

The Company issued a press release on February 14, 2008, announcing the appointment of Jervis B. Perkins as its CEO and member of its Board of Directors. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release dated February 14, 2008.

The information contained in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

By: /s/ Mitchell B. Rubin
Mitchell B. Rubin
Chief Financial Officer

DATED:  February 21, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 14, 2008.